Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

1. This Separation Agreement and General Release (“Agreement”) is between James Wagner (“Employee”) and The Chefs’ Warehouse, Inc. (together with its subsidiaries and affiliates, the “Company”) and sets forth the mutual understanding between the parties regarding the terms of Employee’s cessation of employment with the Company.

2. Employee’s last day of active employment with the Company will be August 31, 2012 (“Release Date”). Employee acknowledges that he has been paid his regular rate of pay, less applicable deductions, through the Release Date. Employee also acknowledges that he has been paid $10,483.91, which represents 91 hours of Employee’s accrued but unused vacation, less applicable deductions, through the Release Date.

3. In exchange for Employee’s execution and non-revocation of this Agreement and for Employee’s acceptance of the restrictions and other obligations that Employee owes to the Company under this Agreement, the Company agrees to accelerate the vesting schedule of certain Restricted Shares that were previously awarded to Employee as follows:

(a)

The Restricted Shares granted to Employee pursuant to the parties’ Restricted Share Award Agreement, dated August 2, 2011 (the “RSA Agreement”, annexed hereto as Exhibit A), originally scheduled to vest on August 2, 2013 (totaling 12.5% of the total award of Restricted Stock granted to Employee pursuant to the RSA Agreement) shall vest immediately on the tenth (10th) calendar day after Employee signs this Agreement provided Employee does not revoke his assent to this Agreement before such time and for the avoidance of doubt, Employee shall become the beneficial owner of and retain such fully vested shares following such accelerated vesting date notwithstanding anything to the contrary in the RSA Agreement or otherwise; and

(b)

The Restricted Shares granted to Employee pursuant to the RSA Agreement and originally scheduled to vest on August 2, 2014 (totaling 12.5% of the total award of Restricted Stock granted to Employee pursuant to the RSA Agreement) shall vest immediately on the tenth (10th) calendar day after Employee signs this Agreement provided Employee does not revoke his assent to this Agreement before such time and for the avoidance of doubt, Employee shall become the beneficial owner of and retain such fully vested shares following such accelerated vesting date notwithstanding anything to the contrary in the RSA Agreement or otherwise.

Both parties acknowledge and agree that the Restricted Shares granted to Employee pursuant to the RSA Agreement and originally scheduled to vest on August 2, 2015 (totaling 12.5% of the total award of Restricted Stock granted to Employee pursuant to the RSA Agreement) shall not vest, that such Restricted Shares shall be forfeited as of the Release Date and that Employee’s rights with respect to such Restricted Shares are hereby waived.

4. Employee acknowledges that he has been advised that he may be able to continue his health benefits pursuant to COBRA, and that Employee will receive additional information regarding COBRA under separate cover.

5. Employee agrees that he is not entitled to and will not seek any further consideration, including but not limited to, any wages, vacation pay, sick pay, disability pay, severance pay, bonus, incentive program payments, compensation, profit sharing contributions, restricted stock, stock options, payment or benefit from Releasees (as defined in Section 6) other than that to which he is entitled pursuant to this Agreement. For the avoidance of doubt, Employee shall not be entitled to any benefits or awards described in the parties’ Restricted Share Award Agreement, dated January 12, 2012, the parties’ Performance Restricted Share Award Agreement, dated January 12, 2012, that certain Employee Confidentiality, Non-Solicit, Non-Interference, Non-Compete and Severance Agreement dated April 16, 2008 between Employee and the Company or as set forth in the January 23, 2012 explanation of the 2012 Executive Compensation package.

6. In consideration of the payments and benefits to Employee provided herein, Employee agrees to and hereby does release and discharge the Company, its parents, subsidiaries, affiliates and their successors or assigns, directors, officers, consultants, attorneys, representatives and employees (collectively “Releasees”) from any and all claims, causes of action, arbitrations and demands, whether known or unknown, which he has or ever has had, which are based on acts or omissions occurring up to and including the date this Agreement is fully executed, provided, that Employee does not waive or release claims with respect to: (i) his rights under and the enforcement of this Agreement, including the right to the accelerated vesting of the Restricted Shares described under and in accordance with Section 3, (ii) any accrued and vested rights Employee may have, if any, under any tax-qualified benefit plan, (iii) any rights which cannot be waived as a matter of law, (iv) rights to seek indemnification pursuant to applicable state law and the Company’s governance documents, and (v) rights to seek coverage under directors’ and officers’ liability insurance policies maintained or required to be maintained by the Company (the “Unreleased Claims”). In this release, Employee further releases the Company and its parents, subsidiaries and affiliated entities from any and all compensation owed to him, including vacation pay and any attorneys’ fees, damages and costs Employee could recover under any statute or common law theory except with respect to the Unreleased Claims. Included within this release, without limiting its scope, are claims arising out of Employee’s employment or the termination of his employment based on Title VII of the Civil Rights Acts of 1964 as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act of 1938, as amended, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the U.S. Patriot Act, the Sarbanes-Oxley Act of 2002, the Genetic Information Nondiscrimination Act of 2008, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Wage Theft Prevention Act, the Connecticut Fair Employment Practices Act, the Connecticut Human Rights and Opportunities Act, the Connecticut Whistleblower Protection Law, the Connecticut wage and hour laws, and any other federal, state or local civil rights, disability, discrimination, retaliation or labor law, or any theory of contract, criminal, arbitral or tort law.

7. In the course of his employment with the Company prior to the date hereof, Employee may have had access to confidential and proprietary information and records, data and other trade secrets of the Company (“Confidential Information”). Confidential Information shall include, without limitation, the following types of information or material, both existing and contemplated, regarding the Company or its parents, subsidiaries, direct and indirect affiliated corporations and other entities: corporate information, including plans, strategies, policies, resolutions, drawings, designs, proposals and any litigation or negotiations; marketing information, including marketing and sales plans, strategies, methods, customer and/or supplier information, pricing information, prospects or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings; operational and scientific information, including trade secrets, confidential processes, specifications, expertise, techniques, inventions, concepts, ideas and technical information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations but shall exclude information generally known to and available for use by the public, information known to Employee prior to Employee’s involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by Employee of this Agreement). Employee shall not directly or indirectly disclose Confidential Information to any person or entity or use any Confidential Information in any way except with respect to the enforcement of his rights under this Agreement or as may be required by law, without the prior written consent of the Company. Employee represents and warrants that as of his Release Date Employee has returned to the Company all property of the Company in Employee’s possession, including, but not limited to, all office equipment, computer equipment and peripherals (such as laptops, printers and memory sticks), cell phones, credit cards, keys, documents, manuals, procedures, notebooks and any other Confidential Information. In addition, Employee represents and warrants that he has deleted or shall delete by the close of business on the Release Date all of the Company’s Confidential Information from Employee’s personal computers, other memory devices and/or records.

8. As additional consideration for the Company’s assent to this Agreement, Employee agrees that for a period of two (2) years immediately after the Release Date (the “Restricted Period”), he shall not:

(a)	become employed by, advise, render services to, consult or do business with any competitor of the Company that is engaged in the food distribution business;

(b)	directly or indirectly solicit or encourage any customer or referral source doing business with the Company as of the Release Date to cease doing business with or reduce its business with the Company;

(c)	directly or indirectly solicit any customer or referral source doing business with the Company as of the Release Date on behalf of any food products or business that competes with the Company; or

(d)	directly or indirectly solicit or encourage any employee of the Company to leave his or her employment with or cease providing services to the Company provided that this restriction shall not be deemed breached by a subsequent employer of Employee making a general solicitation, so long as Employee does not have knowledge of, participate in, or assist in such solicitation in any way.

Nothing in this Section 8 shall prohibit Employee from working for or as a manufacturer of food preparation or food services products or from working for or as a direct-to-consumer retailer of food preparation or food services products provided that Employee otherwise complies with Section 8 of this Agreement for the duration of the Restricted Period. Furthermore, the provisions of Section 8(a) shall not be deemed breached as a result of Employee’s passive ownership of less than an aggregate of 1% of any class of securities of a person or entity listed on a national securities exchange that is engaged, directly or indirectly, in a competitive business, so long as Employee does not actively participate in the business of such person or entity.

9. Employee acknowledges and agrees that the Company will suffer irreparable injury if Employee breaches his obligations under Section 8 of this Agreement, that the Company’s damages in such event may be difficult or impossible to ascertain with precision, and that the Company will have no adequate remedy at law in such event. Accordingly, Employee agrees that in the event of any such breach or threatened breach of Section 8 of this Agreement, the Company shall be entitled to immediate injunctive relief in addition to any other remedy it may have or seek, without necessity of bond.

10. This Agreement is not an admission by any party of any wrongdoing or of any liability.

11. The parties agree that this Agreement may not be introduced in any proceeding, except to establish the settlement and release, the breach of this Agreement, or as may be required by law or judicial directive.

12. Employee agrees not to directly or indirectly disparage the Company, its parents, subsidiaries and affiliated entities, except as may be compelled by a court of law or otherwise required by law. Employee agrees not to write or speak about the Company, its parents, subsidiaries and affiliated entities in negative terms, except in order to provide truthful testimony in response to a subpoena, court directive or as otherwise required by law. The Company agrees that it will instruct its directors, officers and key employees not to disparage Employee or to otherwise write or speak about Employee or his employment with the Company in negative terms except in order to provide truthful testimony in response to a subpoena, court directive or as otherwise required by law.

13. Employee agrees that Employee will not disclose the existence or terms of this Agreement except to his immediate family, tax advisor and attorney, federal or state taxing authorities, as compelled by court directive or as otherwise required by law.

14. Employee agrees to cooperate with the Company with respect to any past, present or future legal matters that relate to or arise out of Employee’s employment with the Company or in the event that any claim or action is brought against the Company concerning which Employee may have knowledge or information. Employee’s cooperation may take the form of, among other things, Employee making himself reasonably available for interviews by the Company’s counsel, providing copies of any relevant documents Employee may have, and preparing to testify and testifying at depositions, informal and formal hearings, and trials. Such cooperation shall not adversely interfere with Employee’s business and personal affairs and the Company shall reimburse Employee for expenses reasonably incurred in connection with such cooperation. The Company shall provide Employee with indemnification in accordance with the Company’s By-laws and applicable law. Nothing in the Agreement shall be construed to prohibit the Employee from cooperating with and participating in any investigation by or action taken by federal, state, or local administrative agencies, regulatory agencies, or law enforcement agencies. Furthermore, Employee’s cooperation with and participation in any investigation by, or action taken by, federal, state or local administrative agencies, regulatory agencies, or law enforcement agencies will not violate any provision of this Agreement.

15. This Agreement supersedes any and all previous agreements, whether written or oral, between Employee and the Company and contains the complete understanding of the parties. No other promises or agreements shall be binding or shall modify this Agreement unless reduced to writing and signed by the parties hereto or counsel for the parties.

16. This Agreement shall be governed by laws of the State of Connecticut without regard to conflicts of laws principles, and any action to enforce this Agreement must be brought and heard in a court within the State of Connecticut. The parties to this Agreement consent to personal jurisdiction in Connecticut in any action commenced to enforce its terms.

17. Employee shall not institute nor be represented as a party in any lawsuit, claim, complaint or other proceeding against or involving the Company, its parents, subsidiaries or affiliated entities based on Employee’s employment with the Company or upon any act or omission occurring up to and including the date this Agreement is fully executed, whether as an individual or class action, under any federal, state or local laws, rules, regulations or any other basis except as may otherwise be required to enforce his rights under this Agreement. Further, Employee shall not seek or accept any award or settlement from any such source or proceeding (not including unemployment insurance proceedings). In the event that Employee institutes, is a knowing participant, or is a willing member of a class that institutes any such action, Employee’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement. This Agreement does not affect Employee’s right to file a charge with the EEOC or to participate in any investigation conducted by the EEOC, but Employee acknowledges that Employee is not entitled to any other monies other than those payments described in this Agreement.

18. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). The Company shall undertake to administer, interpret and construe the provisions of the Agreement in a manner that does not result in the imposition of any additional tax, penalty or interest under 409A.

19. Employee warrants that he is fully competent to enter into this Agreement and acknowledges that he has been afforded the opportunity to review this Agreement with his attorney for at least up to twenty-one (21) calendar days, that he has been advised to consult with an attorney prior to executing this Agreement, that he has read and understands this Agreement, and that he has signed this Agreement freely and voluntarily. If Employee executed this Agreement prior to the end of such twenty-one (21) day period, such early execution was a knowing and voluntary waiver by Employee of his right to consider this Agreement for twenty-one (21) days, and was due to Employee’s belief that he had ample time in which to consider and understand this Agreement and review it with an attorney. Further, Employee acknowledges that he has the opportunity to revoke this Agreement within seven (7) calendar days of signing it in accordance with the Age Discrimination in Employment Act. If Employee timely revokes his execution of this Agreement, then Employee acknowledges that this Agreement shall be of no force or effect and Employee must return any amount received hereunder.

20. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. To signify the parties’ agreement to the terms of this Agreement, the parties have executed this Agreement on the date set forth opposite their signatures which appear below.

JAMES WAGNER	THE CHEFS’ WAREHOUSE, INC.

/s/ James Wagner	By:	/s/ Alexandros Aldous

Date: August 30, 2012	Date: August 30, 2012